Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement (No. 333-166363) on Form N-2 of OFS Capital, LLC of our reports dated March 15, 2011 and March 16, 2011, relating to our audits of the consolidated financial statements of OFS Capital, LLC and Subsidiaries and the financial statements of OFS Capital WM, LLC, respectively, appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference of our firm under the caption “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois

March 17, 2011